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                                                                     EXHIBIT 2.6

                                                                  CONFORMED COPY

                                ABB CAPITAL B.V.

                           PROGRAMME FOR THE ISSUANCE
                               OF DEBT INSTRUMENTS


                        --------------------------------

                                DEED OF COVENANT

                        --------------------------------


                                  10 March 1993


                                 Clifford Chance
                                     London

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T H I S D E E D is made the 10th day of March 1993

----------------

BY:

(1)     ABB CAPITAL B.V. (the "ISSUER")

IN FAVOUR OF

(2) THE ACCOUNT HOLDERS from time to time (the "ACCOUNT HOLDERS") of Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euroclear System and Cedel S.A. and of any other clearing system to which Instruments or any interest therein may from time to time be credited (together, the "CLEARING SYSTEMS" and each a "CLEARING SYSTEM").

WHEREAS:

(A) The Issuer has entered into a Dealership Agreement dated 10 March 1993 and made between itself and ABN AMRO Bank N.V., Credit Suisse First Boston Limited, Deutsche Bank AG London, Goldman Sachs International Limited, Lehman Brothers International (Europe), J.P. Morgan Securities Ltd., Morgan Stanley International, NatWest Capital Markets Limited, Swiss Bank Corporation and UBS Phillips & Drew Securities Limited as dealers (the "DEALERS", which expression shall include any institution appointed as a dealer in accordance therewith) under which debt instruments ("INSTRUMENTS") may from time to time be sold by the Issuer to, and purchased by, a Dealer. Such Instruments may be represented initially by a temporary global instrument (the "TEMPORARY GLOBAL INSTRUMENT") exchangeable in accordance with its terms for a permanent global instrument (the "PERMANENT GLOBAL INSTRUMENT") or, as the case may be, definitive Instruments ("DEFINITIVE INSTRUMENTS") and/or (if the Temporary Global Instrument so provides) registered instruments ("REGISTERED INSTRUMENTS"). Permanent Global Instruments are, in accordance with their respective terms, exchangeable for Definitive Instruments and/or (if the Permanent Global Instrument so provides) Registered Instruments. References herein to a "GLOBAL INSTRUMENT" shall, as the context may require, be to a Permanent Global Instrument or, as the case may be, a Temporary Global Instrument. A Global Instrument will be delivered to a depositary or a common depositary for any one or more of the Clearing Systems for credit to such securities clearance (or any other) account or accounts with any Clearing System as may be determined by the terms and conditions and operating procedures or management regulations (the "OPERATING REGULATIONS") of the relevant Clearing Systems with its respective participants.

(B) An Account Holder, to whose securities clearance (or any other) account with a Clearing System is credited rights in respect of a Global Instrument, may be entitled, under and in accordance with the Operating Regulations of the relevant Clearing System, to instruct the relevant Clearing System to debit its securities clearance (or any other) account with rights in respect of Instruments represented by the Global Instrument and credit the same to the securities clearance (or any other) account or accounts of other Account Holders with the same or another Clearing System.

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(C)     In certain circumstances, indicated in the relevant Global Instrument, such Global Instrument will become void. In such circumstances, subject to and in accordance with the terms of this Deed, each Relevant Account Holder (as defined below) will acquire against the Issuer all those rights which such Relevant Account Holder would have acquired if, immediately prior to such Global Instrument becoming void, such Relevant Account Holder were the holder of Definitive Instruments and/or Registered Instruments issued by the Issuer in exchange for its interest in the relevant Global Instrument, including, without limitation, rights to receive principal, interest or any other amount due in respect of such Definitive Instruments and/or Registered Instruments (the "DIRECT RIGHTS"). For these purposes, any reference to the "RELEVANT ACCOUNT HOLDERS" is to those Account Holders (other than the Clearing Systems to the extent to which they are account holders with each other for the purposes of operating the "bridge" between them) to whose securities clearance (or any other) accounts rights in respect of Instruments represented by the Global Instrument are, at the time at which the Global Instrument becomes void, credited and any reference to a "RELEVANT ACCOUNT HOLDER" is to any one of them.

THIS DEED WITNESSES as follows:

1. If a Global Instrument becomes void in accordance with its terms, then each Relevant Account Holder shall acquire against the Issuer the Direct Rights. The Issuer agrees that such Direct Rights shall, by virtue of this Deed, be so acquired by such Relevant Account Holder immediately upon the relevant Global Instrument becoming void, without any need for any further action by any person.

2. The records of the relevant Clearing System shall, in the absence of manifest error, be conclusive as to the identity of each Relevant Account Holder and the principal amount of rights in respect of the Instruments represented by any Global Instrument credited to the securities clearance account of each such Relevant Account Holder at any time. Any statement issued by a Clearing System as to its records shall, in the absence of manifest error, be conclusive evidence of the records of the relevant Clearing System for the purposes of this Clause 2 (but without prejudice to any other means of producing such records in evidence).

3. All amounts payable in respect of this Deed by the Issuer will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature ("TAXES") imposed or levied by or on behalf of its jurisdiction of incorporation or any political subdivision thereof or any authority therein or thereof having power to tax, unless the withholding or deduction of the Taxes is required by law. In that event, subject to the exceptions and limitations set forth below, the Issuer will pay such additional amounts as may be necessary in order that the net amounts receivable by any Relevant Account Holder after such withholding or deduction shall equal the respective amounts which would have been receivable by such Relevant Account Holder in the absence of such withholding or deduction; except that no such additional amounts shall be payable to any Relevant Account Holder (or to a third party on behalf of such Relevant Account Holder):

                (i) where such Relevant Account Holder is liable to such Taxes by reason of his having some connection with the jurisdiction of incorporation of the Issuer other than the mere fact of being a Relevant Account Holder; or

                (ii) where such Relevant Account Holder is able to avoid such withholding or deduction by making a declaration of non-residence or other similar claim for

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                        exemption to the relevant tax authority.

4. This Deed is governed by, and shall be construed in accordance with, English law.

5. In relation to any legal action or proceedings arising out of or in connection with this Deed ("PROCEEDINGS"), the Issuer irrevocably submits to the jurisdiction of the courts of England and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is made for the benefit of each Relevant Account Holder and shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any jurisdiction (whether concurrently or not).

6. The Issuer appoints Asea Brown Boveri Limited incorporated in England, of Orion House, 5 Upper St. Martin's Lane, London WC2H 9EA, as its agent in England to receive service of process in any Proceedings in England. If for any reason such process agent ceases to act as such or no longer has an address in England, the Issuer agrees to appoint a substitute process agent and to notify the Relevant Account Holders of such appointment in accordance with Condition 14 (as if the relevant Global Instrument had been exchanged for Definitive Instruments) and failing such appointment within 21 days any Relevant Account Holder shall be entitled to appoint such a person by notice to the Issuer. Nothing contained herein shall affect the right to serve process in any other manner permitted by law.

IN WITNESS WHEREOF this Deed has been executed as a deed by the Issuer and is intended to be and is hereby delivered on the day and year first before written.

EXECUTED as a deed under      )  By: /s/  JAN ROXENDAL
Seal by ABB CAPITAL B.V.                                               )(L.S.)
                              )  By: /s/  BRIAN VAN REIJN


(1)                           acting by JAN ROXENDAL    )


In the presence of:

Witness signature:            /s/ A. BAUMER

Witness name:                 Antje Baumer

Witness address:              Flurstrasse 13
                              CH-8302 Kloten

Witness occupation:           Secretary

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(2)                           acting by  )        BRIAN N. VAN REIJN


In the presence of:

Witness signature:            /s/ G. Y. HAUS

Witness name:                 G. Y. Haus

Witness address:              Robert Kochlaan 628
                              2035 Bu Haarlem

Witness occupation:           Secretary